Exhibit 99.1

NEWS RELEASE

GP Strategies Reports Third Quarter 2017 Financial Results

Columbia, MD. November 2, 2017. Global performance improvement solutions provider GP Strategies Corporation (NYSE: GPX) today reported financial results for the quarter ended September 30, 2017.
Overview:

•	Revenue of $124.1 million for third quarter of 2017 compared to $122.0 million for third quarter of 2016

•
Gross profit of $18.6 million or 15% of revenue for the third quarter of 2017 compared to $20.0 million or 16% of revenue for the third quarter of 2016 (includes a $2.6 million loss on a contract in third quarter 2017)

•	Diluted earnings per share of $0.19 for third quarter of 2017 compared to $0.29 per share for third quarter of 2016 (third quarter 2017 EPS includes a $0.10 per share loss on a contract)

•	Cash flow from operations of $21.2 million for the nine months ended September 30, 2017, an increase from $11.9 million for the same period in 2016

The Company's revenue increased $2.1 million or 2% during the third quarter of 2017 compared to the same quarter in 2016. The revenue growth was primarily attributable to a 17% increase in the Performance Readiness Solutions segment due to acquisitions and a 7% increase in the Learning Solutions segment due to organic growth and acquisitions. This growth was partially offset by a 15% decline in the Sandy Training & Marketing segment primarily due to the completion of a non-recurring vehicle launch event which contributed to higher revenue in 2016, and a 3% decrease in the Professional & Technical Services segment which included a $1.3 million cumulative revenue adjustment due to a contract performance dispute resulting in an increase in estimated costs to complete a project for a foreign oil & gas client. Favorable changes in foreign currency exchange rates resulted in a slight increase of $0.3 million in U.S. dollar reported revenue during the third quarter of 2017.

Operating income decreased $3.6 million to $4.4 million for the third quarter of 2017 from $8.0 million for the third quarter of 2016. The decrease in operating income is largely due to a $2.6 million loss on a contract with a foreign oil and gas client in the Professional & Technical Services segment which includes the $1.3 million cumulative revenue adjustment noted above and a $1.3 million contract loss reserve. In addition, there was a $2.6 million or 21% increase in SG&A expenses which include $1.3 million of ERP system implementation costs. Income before income taxes was $3.9 million for the third quarter of 2017 compared to $7.6 million for the third quarter of 2016. Income tax expense decreased to $0.6 million, or a 16% effective tax rate, for the third quarter of 2017 compared to $2.8 million, or a 37% effective tax rate, for the third quarter of 2016.

The decrease in the effective income tax rate is primarily due to a change in the mix of taxable income from higher taxing jurisdictions to lower taxing jurisdictions, coupled with lower projected U.S. income and certain discrete items that occurred in the third quarter of 2017. Net income was $3.3 million, or $0.19 per share, for the third quarter of 2017 compared to $4.8 million, or $0.29 per share, for the third quarter of 2016. The $2.6 million loss on a contract resulted in a $0.10 per share reduction in earnings per share in the third quarter of 2017.

"Revenue increased to $124.1 million in the third quarter of 2017 from $122.0 in the corresponding quarter in 2016," stated Scott N. Greenberg, Chief Executive Officer of GP Strategies. "This revenue increase was due to strong performance by our Learning Solutions segment, and acquisitions in our Performance Readiness Solutions segment. We achieved these results despite the negative impact from the loss on the oil and gas project. While we are disappointed with this project, revenue from this client represented only approximately one percent of our total revenue for the trailing 12 months. The Company's EBITDA for the third quarter of 2017 was $6.4 million. These results include the $2.6 million loss contract and approximately $1.3 million of investments in the new ERP system implementation. During the quarter, the Company completed two acquisitions and will continue to evaluate transactions that build capability and global reach.”

Balance Sheet and Cash Flow Highlights
As of September 30, 2017, the Company had cash and cash equivalents of $18.0 million compared to $16.3 million as of December 31, 2016. The Company had $31.0 million of long-term debt outstanding as of September 30, 2017. In addition, the Company had $27.5 million of short-term borrowings outstanding and $67.2 million of available borrowings under its line of credit as of September 30, 2017.

Cash provided by operating activities was $21.2 million for the nine months ended September 30, 2017 compared to $11.9 million for the same period in 2016. During the nine months ended September 30, 2017 and 2016, the Company repurchased approximately 101,000 and 340,000 shares, respectively, of its common stock in the open market for a total cost of approximately $2.4 million and $8.0 million, respectively. As of September 30, 2017, there was approximately $3.6 million available for future repurchases under the buyback program.

Investor Call
The Company has scheduled an investor conference call for 10:00 a.m. EDT on November 2, 2017. In addition to prepared remarks from management, there will be a question and answer session on the call. The dial-in numbers for the live conference call are 800-772-8907 or 212-231-2915, using conference ID number 21861489. A telephone replay of the call will also be available beginning at 12:00 p.m. on November 2nd, until 12:00 p.m. on November 16th. To listen to the replay, dial 800-633-8284 or 402-977-9140, using conference ID number 21861489. A replay will also be available on GP Strategies’ website shortly after the conclusion of the call.

Presentation of Non-GAAP Information
This press release contains non-GAAP financial measures, including EBITDA (earnings before interest, income taxes, depreciation and amortization) and free cash flow (cash flow from operating activities less capital expenditures). The Company believes these non-GAAP financial measures are useful to investors in evaluating the Company’s results. These measures should be considered in addition to, and not as a replacement for, or superior to, either net income, as an indicator of the Company’s operating performance, or cash flow, as a measure of the Company’s liquidity. In addition, because these measures may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. For a reconciliation of EBITDA to the most comparable GAAP equivalent, see the Non-GAAP Reconciliation – EBITDA, along with related footnotes, below.

About GP Strategies
GP Strategies Corporation (NYSE: GPX) is a global performance improvement solutions provider of sales and technical training, eLearning solutions, management consulting and engineering services. GP Strategies’ solutions improve the effectiveness of organizations by delivering innovative and superior training, consulting and business improvement services, customized to meet the specific needs of its clients. Clients include Fortune 500 companies, manufacturing, process and energy industries, and other commercial and government customers. Additional information may be found at www.gpstrategies.com.

Forward-Looking Statements
We make statements in this press release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES FOLLOW

GP STRATEGIES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Quarters ended		Nine months ended
	September 30,		September 30,

	2017	2016	2017	2016

Revenue	$124,097	$121,978	$377,705	$363,276
Cost of revenue	105,451	101,974	317,236	305,001
Gross profit	18,646	20,004	60,469	58,275
Selling, general and administrative expenses	14,553	11,996	40,785	36,245
Gain (loss) on change in fair value of contingent consideration, net	268	(3)	369	(74)
Operating income	4,361	8,005	20,053	21,956
Interest expense	511	366	1,483	970
Other income (expense)	74	(28)	(108)	601
Income before income tax expense	3,924	7,611	18,462	21,587
Income tax expense	643	2,809	5,232	8,072
Net income	$3,281	$4,802	$13,230	$13,515

Basic weighted average shares outstanding	16,750	16,646	16,736	16,694
Diluted weighted average shares outstanding	16,896	16,747	16,856	16,800
Per common share data:
Basic earnings per share	$0.20	$0.29	$0.79	$0.81
Diluted earnings per share	$0.19	$0.29	$0.78	$0.80

Other data:
EBITDA(1)	$6,382	$9,471	$25,098	$27,526

(1)
The term EBITDA (earnings before interest, income taxes, depreciation and amortization) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results. For a reconciliation of this non-GAAP financial measure to the most comparable GAAP equivalent, see the Non-GAAP Reconciliation – EBITDA, along with related footnotes, below.

GP STRATEGIES CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL INFORMATION
(In thousands)
(Unaudited)

	Quarters ended		Nine months ended
	September 30,		September 30,

	2017	2016	2017	2016
Revenue by segment:
Learning Solutions	$54,801	$51,379	$157,950	$153,991
Professional & Technical Services	24,443	25,111	75,404	76,964
Sandy Training & Marketing	22,730	26,612	75,694	75,810
Performance Readiness Solutions	22,123	18,876	68,657	56,511
Total revenue	$124,097	$121,978	$377,705	$363,276

Gross profit by segment:
Learning Solutions	$10,425	$9,796	$29,289	$29,072
Professional & Technical Services	1,721	3,596	10,457	11,586
Sandy Training & Marketing	3,245	3,619	10,196	9,900
Performance Readiness Solutions	3,255	2,993	10,527	7,717
Total gross profit	$18,646	$20,004	$60,469	$58,275

Supplemental Cash Flow Information:
Net cash provided by operating activities	$1,416	$1,916	$21,174	11,898
Capital expenditures	(555)	(262)	(2,324)	(1,184)
Free cash flow	$861	$1,654	$18,850	10,714

GP STRATEGIES CORPORATION AND SUBSIDIARIES
Non-GAAP Reconciliation – EBITDA (2)
(In thousands)
(Unaudited)

	Quarters ended		Nine months ended
	September 30,		September 30,

	2017	2016	2017	2016
Net income	$3,281	$4,802	$13,230	$13,515
Interest expense	511	366	1,483	970
Income tax expense	643	2,809	5,232	8,072
Depreciation and amortization	1,947	1,494	5,153	4,969
EBITDA	$6,382	$9,471	$25,098	$27,526

(2)
Earnings before interest, income taxes, depreciation and amortization (EBITDA) is a widely used non-GAAP financial measure of operating performance. It is presented as supplemental information that the Company believes is useful to investors to evaluate its results because it excludes certain items that are not directly related to the Company’s core operating performance. EBITDA is calculated by adding back to net income interest expense, income tax expense, depreciation and amortization. EBITDA should not be considered as a substitute either for net income, as an indicator of the Company’s operating performance, or for cash flow, as a measure of the Company’s liquidity. In addition, because EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

GP STRATEGIES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	September 30,	December 31,
	2017	2016
	(Unaudited)
Current assets:
Cash and cash equivalents	$18,020	$16,346
Accounts and other receivables	96,460	105,549
Costs and estimated earnings in excess of billings on uncompleted contracts	52,590	39,318
Prepaid expenses and other current assets	18,368	11,481
Total current assets	185,438	172,694
Property, plant and equipment, net	5,409	4,547
Goodwill and other intangible assets, net	153,692	133,597
Other assets	6,535	4,763
Total assets	$351,074	$315,601

Current liabilities:
Short-term borrowings	$27,506	$17,694
Current portion of long-term debt	12,000	12,000
Accounts payable and accrued expenses	76,162	64,596
Billings in excess of costs and estimated earnings on uncompleted contracts	16,621	18,545
Total current liabilities	132,289	112,835
Long-term debt	19,000	28,000
Other noncurrent liabilities	10,078	7,270
Total liabilities	161,367	148,105
Total stockholders’ equity	189,707	167,496
Total liabilities and stockholders’ equity	$351,074	$315,601

© 2017 GP Strategies Corporation. All rights reserved. GP Strategies and the GP Strategies logo design are trademarks of GP Strategies Corporation.

# # # #

C O N T A C T S:

Scott N. Greenberg	Sharon Esposito-Mayer	Ann M. Blank
Chief Executive Officer	Chief Financial Officer	Investor Relations
443-367-9640	443-367-9636	443-367-9925